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                                                                   EXHIBIT 3.2.3


                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                             NOVELLUS SYSTEMS, INC.,
                            a California corporation

                             Date: February 5, 1999

                ------------------------------------------------

        The undersigned, Robert H. Smith, certifies that:

        1. He is the Secretary of Novellus Systems, Inc., a California corporation.

        2. Effective February 5, 1999, Article X Section 10.4 of the Bylaws of the Corporation were amended as follows:

        "Section 10.4.Notice of Meetings. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than 10 (or, if sent by third-class mail, 30) nor more than 60 days before the day of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, date, and hour of the meeting and (a) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (b) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the Board of Directors for election.

        Subject to the provisions of Section 10.8 hereof any matter properly brought before an annual meeting may be presented at the meeting for such action. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

        Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 10.4, provided, however, that nothing in this Section 10.4 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

        The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10.4, and if he should so determine he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

        Nothing in this Section 10.4 shall affect the right of a shareholder to request inclusion of a proposal in the corporation's proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission."


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Executed on this 5th day of February 1999.

                                              /s/  ROBERT H. SMITH
                                              ----------------------------------
                                              Robert H. Smith, Secretary